SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               STAGE STORES, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                STAGE STORES INC.

                          BEALLS o PALAIS ROYAL o STAGE


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



   Notice is hereby given that the Annual Meeting of Stockholders of Stage Stores, Inc., a Delaware corporation ("Stage Stores" or the "Company") will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on May 14, 1998, at 10:00 A.M., Houston time, for the following purposes:

      1. To elect eight Directors for the ensuing year and until their successors are elected;

      2. To elect auditors for the Company for the ensuing year; the Board of Directors has recommended Price Waterhouse LLP, the present auditors, for election as auditors; and

      3. To consider and transact such other business as may properly come before the meeting, and any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on April 6, 1998 will be entitled to notice of and to vote at the meeting, and at any adjournment or adjournments thereof.


            By order of the Board of Directors,


                         STAGE STORES, INC.


                         James Marcum
                         Vice Chairman and Chief Financial Officer

Dated: April 14, 1998

                               PROXY STATEMENT


                                   GENERAL

   This Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders which will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on May 14, 1998, at 10:00 A.M., Houston time.

   References to a particular year are to the Company's fiscal year which is the 52 or 53 week period ending on the Saturday closest to January 31 of the following calendar year (e.g., a reference to "1997" is a reference to the fiscal year ended January 31, 1998).

                                VOTING MATTERS

   The Company's authorized common equity securities consist of par value $0.01 per share common stock ("Common Stock") and par value $0.01 per share Class B common stock ("Class B Common Stock"). Except as otherwise described herein, all shares of Common Stock and Class B Common Stock are identical and entitle the holders thereof to the same rights and privileges (except with respect to voting privileges). Holders of Class B Common Stock may elect at any time to convert any or all of such shares into Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as required by law, holders of Class B Common Stock do not have the right to vote on any matters to be voted upon by the stockholders.

   The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

   Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the Board of Director's proposals, and as the individuals named as proxy deem advisable on all other matters as may properly come before the meeting.

   For all matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

   Any stockholder giving the enclosed Proxy has the power to revoke such proxy prior to exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on April 6, 1998 (the "Record Date").

   On the Record Date, there were 26,557,339 shares of Common Stock outstanding and entitled to vote at the meeting. Each outstanding share of Common Stock is entitled to one vote. On the Record Date, there were 1,250,584 shares of Class B Common Stock outstanding. Class B Common Stock is not entitled to vote. This Proxy Statement is first being sent to the stockholders on or about April 14, 1998. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                           SOLICITATION OF PROXIES

   The Company has retained Corporate Investor Communications, Inc. as proxy solicitor for a fee. Solicitation of Proxies may also be made through officers and regular employees of the Company by telephone or in person with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock.

                            MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

   The Board of Directors recommends that the stockholders vote FOR each nominee for Director set forth below. Eight Directors are to be elected at the meeting, each to hold office until the following Annual Meeting of Stockholders when a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

   Each nominee listed below is currently a Director. The following information pertains to each nominees' (i) age as of April 1, 1998, (ii) principal occupations for at least the past five years and (iii) certain other directorships:

       NAME          Age                 Positions Currently Held
------------------- ------  --------------------------------------------------
Carl Tooker           50    Chairman, Chief Executive Officer and President of Stage Stores
James Marcum          38    Director, Vice Chairman and Chief Financial Officer of Stage Stores
Harold Compton        50    Executive Vice President and Chief Operating Officer of CompUSA, Inc.
Robert Huth           52    President and Chief Operating Officer of David's Bridal, Inc.
Richard Jolosky       63    President of Payless ShoeSource, Inc.
Jack Bush             63    President of Raintree Partners, Inc. and Chairman and Chief Executive Officer of Jumbo Sports
David Thomas          48    Managing Director of Citicorp Venture Capital , Ltd.
John Wiesner          60    Former Chairman of the Board and Chief Executive Officer of C. R. Anthony Company

      Mr. Tooker joined the Company as Director, President and Chief Operating Officer on July 1, 1993. On July 1, 1994, Mr. Tooker was appointed Chief Executive Officer and on January 27, 1997, Mr. Tooker was elected Chairman of the Board. Mr. Tooker has 25 years of experience in the retail industry, 18 of which were spent in the May Co. where he served as Chairman and Chief Operating Officer of Filene's of Boston from 1988 to 1990. In 1990, Mr. Tooker joined Rich's, a division of Federated Department Stores, Inc., as President and Chief Operating Officer, and in 1991 Mr. Tooker was promoted to Chief Executive Officer of Rich's where he served until joining the Company in 1993.

      Mr. Marcum joined the Company in June 1995 as Executive Vice President and Chief Financial Officer, was elected to the Board on August 20, 1997 and was promoted to Vice Chairman and Chief Financial Officer on March 5, 1998. Prior to joining the Company, Mr. Marcum held various positions at the Melville Corporation where he was employed since 1983. Mr. Marcum served as Treasurer of Melville Corporation from 1986 to 1989, Vice President and Controller of Marshalls, Inc., a division of the Melville Corporation, from 1989 to 1990 and from 1990 to 1995 as Senior Vice President and Chief Financial Officer of Marshalls, Inc. From 1980 to 1983, Mr. Marcum was employed at Coopers and Lybrand L.L.P.

      Mr. Compton has been a Director since March 1997. Mr. Compton is also Executive Vice President and Chief Operating Officer of CompUSA, Inc. where he has served since January 1995. Mr. Compton is also President of CompUSA Stores. Previously, he served as Executive Vice President-Operations from August 1994 to January 1995. Prior to joining CompUSA, Inc., Mr. Compton served as President and Chief Operating Officer of Central Electric Inc. from December 1993 to August 1994. Previously, Mr. Compton served as Executive Vice President-Operations & Human Resources of HomeBase, Inc. from 1989 to 1993. Mr. Compton is a director of Linens 'N Things, Inc. and Jumbo Sports.

      Mr. Huth has been a Director since March 1997. Mr. Huth is also Director, President and Chief Operating Officer of David's Bridal where he has served since 1995. Prior to joining David's Bridal, Mr. Huth was employed by Melville Corporation from 1987 to 1995, where he served as Director, Executive Vice President and Chief Financial Officer.

      Mr. Jolosky has been a Director since March 1997. Mr. Jolosky is also Director and President of Payless ShoeSource, Inc. where he has served since 1996. Mr. Jolosky previously served as President and Chief Executive Officer of Silverman Jewelry Company from 1995 to 1996 and as Chief Executive Officer of the Richard Allen Company from 1992 to 1995.

      Mr. Bush has been a Director since December 1997. Mr. Bush is also President of Raintree Partners, Inc., a management consulting firm where he has served since 1995, as well as Chairman of Carolina Art & Frame Company, Chief Concept Officer of Artistree Art, Frame and Design Company, Chairman, Director and Chief Executive Officer of Jumbo Sports, Director of Bradlees Stores and Vice-Chairman of the Strategic Board of Directors of the College of Business and Public Administration at the University of Missouri. From 1991 to August 1995, he was President and Director of Michaels Stores, Inc.

      Mr. Thomas has been a Director since September 1997. Mr. Thomas has been a Managing Director of Citicorp Venture Capital, Ltd. for more than five years and a Vice President of Court Square Capital Limited previous to that. Mr. Thomas is a director of Lifestyle Furnishings International Ltd., Galey & Lord, Inc., Anvil Knitwear, Inc., Davco Restaurants Inc. and a number of private companies.

      Mr. Wiesner has been a Director since July 1997 and currently serves as a consultant to the Company through April 1998. Prior to joining the Company, Mr. Wiesner held varying positions at CR Anthony, including Chairman of the Board, Chief Executive Officer from 1987 to 1997, and President from 1987 to 1990 and 1992 to 1995. Mr. Wiesner is also currently a director of Lamont Apparel, Inc. and Elder Beerman, Inc.

2. ELECTION OF AUDITORS

   The Audit Committee of the Board of Directors recommends that the stockholders vote FOR the election of the firm of Price Waterhouse LLP as the auditors to audit the consolidated financial statements of the Company and the financial statements of certain of its subsidiaries for the fiscal year ending January 30, 1999. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

   Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3. OTHER BUSINESS

   The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

           DIRECTORS MEETINGS, COMMITTEE MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

   The Board of Directors held 7 meetings during 1997. All of the Company's Directors participated in excess of 75% of the meetings during the period of time they were Directors, except Richard Jolosky.

COMMITTEE MEETINGS

   The Audit Committee, which currently consists of Messrs. Bush, Huth, and Wiesner, recommends the engagement of the Company's independent auditors and oversees actions taken by the auditors. The Audit Committee held 3 meetings during 1997.

   The Compensation Committee, which currently consists of Messrs. Compton and Jolosky, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensations levels and administers the Company's incentive plans. The Compensation Committee held 3 meetings during 1997.

   The Nominating Committee consists of Messrs. Compton and Tooker. The Nominating Committee is responsible for the identification, recruitment and engagement of potential directors. The Nominating Committee held 3 meetings during 1997.

COMPENSATION OF DIRECTORS

   Directors who are full-time employees or affiliates of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not full-time employees or affiliates of the Company (Messrs. Bush, Compton, Huth and Jolosky) receive quarterly cash compensation of $5,000 for services rendered as Director and $1,000 for each committee meeting the Director attends. In addition, such Directors are eligible for annual option grants under the Company's 1996 Incentive Plan. Such option grants are at 100% of fair market value of the Company's common stock on date of grant. Such options vest evenly over a four year period.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following summarizes, for the fiscal years indicated, the principal components of compensation for the Company's Chief Executive Officer (the "CEO") and the four highest compensated executive officers (collectively, the "named executive officers"). Sections omitted are not applicable.

                                                                                     Long-term
                                                                                    Compensation
                                                Annual Compensation                    Awards
                                            -------------------------------  ------------------------
                                                                   Other
                                                                   Annual                  Securities
                                                                   Compen-   Restricted    Underlying   All Other
                                      Fiscal Salary    Bonus       sation       Stock       Options/    Comp.
Name and Principal Position           Year     ($)    ($)(1)        ($)          ($)        SARs (#)   ($) (2)
------------------------------------  -------------------------------------  ---------    -----------   -------
Carl Tooker,                          1997   683,438  645,000    119,341(3)  3,225,000      50,000       9,282
      Chairman, Chief Executive       1996   600,000  300,000  1,010,426(4)        --      213,136       1,273
      Officer and President           1995   580,083   43,305     67,600(5)        --           --          87

Harry Brown,                          1997   417,964  272,000     16,210(6)   806,250      170,000       3,053
      Vice Chairman and               1996        --       --         --           --           --          --
      Chief Merchandising Officer     1995        --       --         --           --           --          --

James Marcum,                         1997   377,563  322,000    110,945(7)   806,250       15,000       1,483
      Director,Vice Chairman and      1996   295,833  120,000    173,415(8)        --       71,046         952
      Chief Financial Officer         1995   183,333   55,000    184,722(9)        --       94,727         173

Stephen Lovell,                       1997   363,044  322,000    527,017(10)  806,250       15,000       2,332
      Vice Chairman and               1996   295,833  120,000    133,069(11)       --       71,046         865
      Chief Field Operations Officer  1995   183,333   55,000    173,535(12)       --       71,045         268

Ron Lucas,                            1997   204,662  163,000     15,170(13)  161,250        5,000       3,967
      Executive Vice President,       1996   187,500   76,000     49,516(14)       --       33,154         174
      Human Resources                 1995   126,426   35,000     71,235(15)       --       37,891         268

-----------------------------------

(1) Amounts reflect bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year).

(2)   Amounts reflect premiums paid for life insurance coverage.

(3) Amount shown reflects imputed interest on executive loans of $45,685, a distribution related to options vested of $38,000, housing and automobile allowances of $32,000 and health insurance benefits of $3,656 paid to Mr. Tooker during 1997.

(4) Amount shown reflects the value realized upon the exercise of options for common stock of $895,000 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $44,946, a distribution related to options vested of $38,000, housing and automobile allowances of $30,600 and health insurance benefits of $1,880 paid to Mr. Tooker during 1996.

(5) Amount shown reflects a distribution related to options vested of $38,000 and housing and automobile allowances of $29,600 paid to Mr. Tooker during 1995.

(6) Amount shown reflects moving expenses of $11,210 and housing and automobile allowances of $5,000 paid to Mr. Brown during 1997.

(7) Amount shown reflects moving expenses of $74,490, imputed interest on executive loans of $20,485, housing and automobile allowances of $12,000 and health insurance benefits of $3,970 paid to Mr. Marcum during 1997.

(8) Amount shown reflects the value realized upon the exercise of options for common stock of $142,400 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects moving expenses of $15,256, imputed interest on executive loans of $8,877, housing and automobile allowances of $5,000 and health insurance benefits of $1,882 paid to Mr. Marcum during 1996.

(9)   Amount shown reflects moving expenses paid to Mr. Marcum during 1995.

(10) Amount shown reflects the value realized upon the exercise of options for common stock of $485,941 during 1997. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $25,015, housing and automobile allowances of $12,000, and health insurance benefits of $4,061 paid to Mr. Lovell during 1997.

(11) Amount shown reflects the value realized upon the exercise of options for common stock of $106,800 during 1996. Value realized is based upon the fair value of the stock at the exercise date minus the exercise price. Amount shown also reflects imputed interest on executive loans of $13,788, housing and automobile allowances of $10,600, and health insurance benefits of $1,881 paid to Mr. Lovell during 1996.

(12) Amount shown reflects moving expenses of $167,935 and housing and automobile allowances of $5,600 paid to Mr. Lovell during 1995.

(13) Amount shown reflects housing and automobile allowances of $12,000 and health insurance benefits of $3,170 paid to Mr. Lucas during 1997.

(14) Amount shown reflects moving expenses of $43,062, housing and automobile allowances of $5,000 and health insurance benefits of $1,454 paid to Mr. Lucas during 1996.

(15)  Amount shown reflects moving expenses paid to Mr. Lucas during 1995.

OPTION/SAR GRANTS DURING 1997

      The following discloses options granted during 1997 to the named executive officers.

                                                                Potential Realizable Value at
                                                                Assumed Annual Rates of Stock
                                                                Price Appreciation for Option
                           Individual Grants                                  Term
                  ---------------------------------------------------------------------------
                  Number of     % of Total
                  Securities     Options/
                  Underlying      SARs
                  Options/      Granted to   Exercise
                  SAR's         Employees    or Base                   5%            10%
                  Granted (#)   in Fiscal     Price  Expiration  Annual Growth  Annual Growth
      Name            (1)        Year(%)       ($)       Date      Rate ($)       Rate ($)
----------------- ---------     -------      ------    -------   -------------  -------------
Carl Tooker......    50,000      8.76         22.00    3/31/07       691,784      1,753,117
Harry Brown......   170,000     29.80         23.94    6/27/07     2,559,475      6,486,213
James Marcum.....    15,000      2.63         22.00    3/31/07       207,535        525,935
Steve Lovell.....    15,000      2.63         22.00    3/31/07       207,535        525,935
Ron Lucas........     5,000      0.88         22.00    3/31/07        69,178        175,312

--------------------

(1) All of such options were granted under the 1996 Incentive Plan. The options granted under the Stock Option Plan are subject to vesting.

AGGREGATED OPTION/SAR EXERCISES DURING 1997 AND 1997 YEAR-END OPTION/SAR VALUES

      The following summarizes exercises of stock options (granted in prior years) by the named executive officers during 1997, as well as the number and value of all unexercised options held by the named executive officers at the end of 1997.

                                                  Number of Securities
                                                       Underlying
                                                      Unexercised      Value of Unexercised In-the-
                                                    Options/SARs at     Money Options/SARs at FY-
                                                       FY-End (#)               End ($)(2)
                                                    ----------------   ----------------------------
                        Shares
                     Acquired on    Value Realized    Exercisable/           Exercisable/
       Name          Exercise (#)       ($)(1)        Unexercisable          Unexercisable
------------------   ------------   --------------  ----------------   ----------------------------
Carl Tooker                  --            --        71,044/296,290        2,604,619/7,843,103
Harry Brown                  --            --          --/170,000              --/2,522,970
James Marcum                 --            --        99,463/62,364         3,501,864/1,088,452
Stephen Lovell           18,944       485,941        42,624/81,308         1,523,424/1,723,095
Ron Lucas                    --            --        17,997/58,048          636,867/1,612,000

--------------------

(1) Value realized is based upon the fair market value of the stock at the exercise date minus the exercise price.

(2) Value is based upon the closing price of the Common Stock on January 30, 1998 of $38.78 minus the exercise price.

EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with the named executive officers which provide for their initial base salaries as well as annual incentive bonuses as agreed to with the Compensation Committee. The employment agreements also provide for annual performance reviews, salary increases at the discretion of the Compensation Committee and participation in all other bonus and benefit plans available to executive officers of the Company.

   If the Company terminates any of the named executive officers, other than for good cause (as defined in the respective employment agreements) or if the named executive officers terminate their employment agreement for good reason (as defined in the respective employment agreements), the named executive officer would be entitled to two times his base salary, any accrued or unpaid bonus, salary and deferred compensation, any expense allowances and any earned but unpaid benefits under the Company's benefit plans. In addition, any unvested stock options and restricted stock awards would continue to vest during this two year period. In the event any of the named executive officers are terminated following a change in control (as defined in the respective agreements), the employment agreements provide that the respective individual would be entitled to three times his base salary plus the amounts referred to above. In the event of a change of control of the Company in which the Company does not survive, all unvested options for the purchase of Common Stock and restricted stock held by the aforementioned individuals would vest immediately and the respective individual would also be entitled to certain other payments as specified in the employment agreements. The employment agreements also contain certain non-compete and confidentiality provisions. Each of the employment agreements renews annually in accordance with its terms unless terminated by either party.

COMPANY RETIREMENT PLANS

RETIREMENT PLAN

   The Specialty Retailers, Inc. Restated Retirement Plan (the "Retirement Plan") is a qualified defined benefit plan. Benefits under the Retirement Plan are administered through a trust arrangement providing benefits in the form of monthly payments or a single lump sum payment. The Retirement Plan covers substantially all employees who have completed one year of service with 1,000 hours of service. The Retirement Plan is administered by the retirement plan committee (the "Retirement Committee"), and the Company appoints its three to five members. All determinations of the Retirement Committee are made in accordance with the provisions of the Retirement Plan in a uniform and nondiscriminatory manner.

   Generally, a participant is eligible for a benefit on his/her normal retirement date, which is the later of age 65 or the fifth anniversary of the date of hire. A participant may elect an early retirement benefit if he/she is at least 55 years old, has 10 Years of Service (as defined below) and retires from active employment with the Company. Early retirement benefits are reduced according to a formula established in the Retirement Plan based upon each full month that the participant's age is less than 65 on the date the payments commence. If a participant who is vested terminates employment, he/she is entitled to a deferred benefit payable at his/her normal retirement date or an earlier date, if requested, but not before age 55.

   The amount of a participant's retirement benefit is based on each Year of Credited Service (as defined below) and on his/her earnings for that year. The individual yearly benefits are then totaled to determine the annual benefit at age 65. A participant's accrued benefits in the superseded plan are determined in accordance with the terms of those plans except as modified by the terms of the Retirement Plan. The annual amount of the participant's normal retirement benefit is derived, subject to certain limitations, by adding (i) 1% of earnings up to $30,600 plus 1-1/2% of the excess of such earnings over $30,600 for each Year of Credited Service earned on or after July 1, 1989 through December 31, 1991, (ii) 1% of earnings up to $31,800 plus 1-1/2% of the excess of such earnings over $31,800 for each Year of Credited Service earned after December 31, 1991, (iii) 1% of earnings up to $42,500 plus 1-1/2% of the excess of such earnings over $42,500 for each Year of Credited Service earned after December 31, 1994 and (iv) accrued benefits determined in accordance with the terms of the Retirement Plan under any superseded plan. The normal retirement benefit formula produces an annual benefit, which is paid to the participant in equal monthly installments. The standard form of payment for a single participant is a monthly benefit payable for the participant's life only. The standard form of payment for a married participant is a 50% joint and survivor benefit, which provides a reduced monthly benefit to the participant during his/her lifetime, and 50% of that benefit to the participant's spouse for his/her lifetime in the event of the participant's death. Other forms of the payment are also provided including lump sum payouts, but they require participant election. In addition, the Retirement Committee may elect to pay the benefit equivalent of a benefit payable at normal retirement date in the form of a lump sum payment, if the lump sum payment does not exceed $3,500.

   Any participant who is credited with 1,000 or more hours of service in a calendar year receives a "Year of Service", while any participant who is credited with 1,284 or more hours of service in a calendar year receives a "Year of Credited Service". Years of Service determine a participant's eligibility for benefits under the Retirement Plan, and the percentage vested in those benefits. After five Years of Service, a participant is 100% vested. Participants in any superseded plan earn Years of Service and Years of Credited Service pursuant to slightly different criteria for plan years beginning prior to January 1, 1990.

   The Retirement Plan is funded entirely by Company contributions that are held by a trustee for the exclusive benefit of the participants. The Company voluntarily agreed to contribute the amounts necessary to provide the assets required to meet the future benefits payable to Retirement Plan participants. Under the Retirement Plan, contributions are not specifically allocated to individual participants. Although the Company intends to continue the Retirement Plan indefinitely, it can terminate the plan at any time, upon which all participants will become 100% vested in any benefit accrued to the extent funds are available in trust. In this event, assets will be allocated to benefit categories in the order specified in the Retirement Plan.

THE BENEFIT EQUALIZATION PLAN

   The Specialty Retailers, Inc. Benefit Equalization Plan (the "Equalization Plan") is a non-qualified defined benefit plan which is intended to replace the benefits that cannot be provided under the terms of the Retirement Plan on account of certain limitations imposed under the Internal Revenue Code (for example, the Retirement Plan cannot consider compensation for a participant which is in excess of $150,000 when determining the participant's benefit). The Equalization Plan is unfunded. However, upon a change of control as defined in the Equalization Plan, the Company is required to deposit into a rabbi trust sufficient funds to cover all obligations then accrued under the Equalization Plan.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

   In 1996, the Company adopted the Specialty Retailers, Inc. Supplemental Employee Retirement Plan (the "SERP"). The SERP provides for supplemental retirement benefits for certain key executives of the Company upon retirement at or after age 65 with at least 15 years of credited service with the Company. The SERP provides for annual retirement compensation of 50% of the retiree's average annual base salary for the three years preceding retirement, less amounts received under the Company's defined benefit retirement plans. Participants in the SERP may elect to receive reduced early retirement benefits at or after age 55 with at lease 15 years of credited service. Upon a change in control as defined in the SERP, the Company is required to deposit into a rabbi trust, sufficient funds to cover all obligations then accrued under the SERP. If a participant's employment is terminated after a change in control by the Company without cause or by the participant for good reason, the participant will be fully vested in the benefit that would have been payable at age 55. This amount will be paid to the participant in a lump sum upon termination of employment.

   The estimated annual benefits payable upon retirement under the Retirement Plan, Equalization Plan and SERP at normal retirement age assuming 15 years of credited service, subject to certain adjustments permitted by applicable federal law, for the individuals named in the summary compensation table above would be as follows (assuming no increase in compensation): Mr. Tooker -- $350,000; Mr. Brown -- $200,000; Mr. Marcum -- $200,000; Mr. Lovell -- $200,000; and Mr. Lucas
-- $103,000. No amounts were paid paid distributed during 1997 pursuant to any of the above plans to any of the individuals named or included in the group in the summary compensation table above.

COMPANY DEFERRED COMPENSATION PLAN

   The Specialty Retailers, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") provides officers of the Company with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the Code. Generally, the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees. The Deferred Compensation Plan is intended to allow officers to defer income at the same rates as those employees not restricted by such regulations. Under the Deferred Compensation Plan, participants may defer up to 15% of their salary and bonus (not otherwise covered by the Company's 401(k) plan) and earn a rate of return based on select indices chosen by each participant. The Company may, but is not obligated to, establish a grantor trust for the purposes of holding assets to provide benefits to the participants. The Company will match 25% of the first 6% of each participant's contributions to the Deferred Compensation Plan not otherwise covered by the Company's 401(k) plan. Company contributions vest over five years of service.

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors is responsible for administering the compensation of senior executives of the Company. During 1997, the Compensation Committee consisted of Messrs. Compton and Jolosky.

   The Company's executive compensation programs are designed to align the interests of senior management with those of the Company's stockholders. There are three key components of executive compensation: base salary, pay for performance (bonus plan), and long-term performance incentive. It is the intent of these programs to attract, motivate and retain senior executives. It is the philosophy of the Compensation Committee to allocate a significant portion of cash compensation to variable performance-base compensation in order to reward executives for high achievement.

BASE SALARY

   The salaries for senior executives are based upon a combination of factors including past individual performance, competitive salary levels, and an individual's potential for making significant contributions to future Company performance.

BONUS PLAN

   Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the "Bonus Plan") The Bonus Plan provides for annual bonus awards based upon actual operating results compared to planned operating results. Bonus payments are subject to modification at the discretion of the Compensation Committee.

STOCK OPTIONS AND RESTRICTED STOCK

   Stock options and restricted stock are an important component of senior executive compensation. The 1993 Stock Option Plan and the 1996 Equity Incentive Plan were designed to motivate senior executives and other key employees to contribute to the long-term growth of stockholder value. Generally, options granted under such plans have been, and are expected to be, granted with a price equal to the market price of the Common Stock on the date of the grant and vest over five years. This approach is designed to encourage the creation of long-term stockholder value since the full benefit of such options cannot be realized unless the stock price exceeds the exercise price. Restricted stock is generally issued with long-term vesting schedules. This approach provides a retention incentive for the recipient as well as the creation of long-term stockholder value. Pursuant to the 1996 Equity Incentive Plan, the Compensation Committee recommended, and the Board of Directors approved, an award of restricted stock to the senior executives of the Company as follows: Mr. Tooker, 100,000 shares; Mr. Brown, 25,000 shares; Mr. Marcum, 25,000 shares; Mr. Lovell, 25,000 shares; and Mr. Lucas, 5,000 shares. These awards vest at the end of a three year period. The Compensation Committee authorized other awards during 1997 under the plan based upon recommendations from Mr. Tooker.

CHIEF EXECUTIVE OFFICER

   The compensation policies described above apply as well to the compensation of Mr. Tooker. The Compensation Committee is directly responsible for determining Mr. Tooker's salary level and for all awards and grants to Mr. Tooker under incentive components of the compensation program. The overall compensation package of Mr. Tooker is designed to recognize that he bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of Mr. Tooker's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. Mr. Tooker's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

   Mr. Tooker's compensation for 1997 was directly related to the overall performance of the Company as measured by financial and other criteria such as:
(i) the strong financial performance of the Company; (ii) the continued strong performance of the senior management team; (iii) the successful negotiation and consummation of the acquisition of C. R. Anthony, Inc.; and (iv) other related qualitative factors.

CONCLUSION

   Through the programs described above, a significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation. The Compensation Committee believes that existing compensation policies and programs are competitive and effectively align executive compensation with the Company's goal of maximizing the return to stockholders.

   The Compensation Committee has determined that it is unlikely that the Company would pay amounts during 1997 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, had not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such provision.

                      Harold Compton and Richard Jolosky

PERFORMANCE GRAPH

   The following graph compares the cumulative total return on $100.00 invested on February 3, 1997 (the first day of public trading in fiscal 1997 at the closing price on the Nasdaq National Market (the "NNM")) through January 30, 1998 (the last day of public trading in fiscal 1997 at the closing price on the NNM) in the Common Stock, the S&P 500 and the S&P 500 Retail. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The closing price of the Common Stock on the Record Date on the NNM was $52.00.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG STAGE STORES, INC.,
                          S&P 500 AND S&P 500 RETAIL

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

-------------------------------------------------------------------------

    Date      Stage Stores, Inc.    S&P 500 Retail         S&P 500
-------------------------------------------------------------------------
  10/25/96        $100.00              $100.00             $100.00
-------------------------------------------------------------------------
  1/31/97         $105.30              $ 94.86             $112.16
-------------------------------------------------------------------------
  1/30/98         $235.04              $139.19             $139.86
-------------------------------------------------------------------------

The company has applied for listing on the New York Stock Exchange (the "NYSE") and expects to start trading on the NYSE on or about April 16, 1998 under the stock symbol "SGE".

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below sets forth certain information regarding ownership of Common Stock as of the Record Date assuming exercise of options exercisable within sixty days of such date by (i) each person or entity who owns of record or beneficially 5% or more of the Common Stock, (ii) each director and named executive officer and (iii) all executive officers and directors as a group. Each of such stockholders is assumed to have sole voting and investment power as to the shares shown. Known exceptions are noted. As of the Record Date, 1,250,584 shares of Class B Common Stock were outstanding, all of which is owned by Court Square Capital Limited.

                                                           Number of         Percentage
                                                           Shares of        of Shares of
                                                            Common             Common
                       Name                                Stock(2)             Stock
----------------------------------------------------    ---------------     ------------
5% STOCKHOLDERS
   Putnam Investment Management.
   One Post Office Square
   Boston, MA  02109....................................     3,841,910          13.8%

   Citibank
   Citicorp Center, c/o Citibank Global Asset Management
   New York, NY  10043 (1)..............................     2,220,948           8.0

   American Century Investments
   4500 Main Street
   Kansas City, MO  64111...............................     1,822,400           6.6

   American Express Financial Advisors
   IDS Tower 10
   Minneapolis, MN  55440...............................     1,705,900           6.1

DIRECTORS AND EXECUTIVE OFFICERS
   Carl Tooker..........................................       115,117            *
   Harry Brown..........................................            --            *
   James Marcum.........................................       121,158            *
   Steve Lovell.........................................        70,053            *
   Ron Lucas............................................        22,089            *
   Harold Compton ......................................         1,250            *
   Robert Huth .........................................         3,250            *
   Richard Jolosky .....................................         1,250            *
   Jack E. Bush ........................................            --            *
   David Thomas ........................................            --            *
   John Wiesner ........................................         3,000            *
   All executive officers and directors as a
     group (11 persons).................................       337,167          1.2%

------------------------------

 *    Less than 1%.

(1) Citibank beneficially owns above shares (including Class B Common Stock) through its subsidiaries Citicorp Venture Capital and Court Square. Citicorp Venture Capital owns 600,296 shares of Common Stock. Court Square owns 370,068 shares of Common Stock and 1,250,584 shares of non-voting Class B Common Stock. Each share of non-voting Class B Common Stock is convertible, subject to certain restrictions, into one share of Common Stock.

(2) Amount shown includes shares of Common Stock that such persons or group could acquire upon the exercise of options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

   The Company has made loans, in an aggregate principal amount of approximately $1.2 million to certain executive officers of the Company. Such loans provide for interest ranging from 5.7% to 7.25% and mature no later than June 1, 2000. All loans are secured by Common Stock.

TRANSACTIONS WITH STOCKHOLDERS

REGISTRATION RIGHTS AGREEMENT

   The Company is party to a Registration Agreement (the "Registration Agreement") with Citibank pursuant to which such stockholder has the right to cause the Company to register shares of Common Stock (the "registrable securities") under the Securities Act. As of the Record Date, 2,220,948 outstanding shares of common stock constitute registrable securities and therefore will be eligible for registration pursuant to the Registration Agreement. Under the terms of the Registration Agreement, the holders of at least a majority of the registrable securities can require the Company, subject to certain limitations, to file up to three "long-form" registration statements under the Securities Act covering all or part of the registrable securities, and, subject to certain limitations, to file an unlimited number of "short-form" registration statements under the Securities Act covering all or part of the registrable securities. The Company is obligated to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations) incurred in connection with the demand registrations. In addition, the Registration Statement provides Citibank with "piggyback" registration rights, subject to certain limitations, whenever the Company files a registration statement on a registration form that can be used to register registrable securities.

     DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

   Federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Commission, the Nasdaq Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, during 1997, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings, except the filings of Forms 5 in place of Forms 3 and Forms 4 for Messrs. Bush, Lovell and Thomas that were not filed on a timely basis.

                            STOCKHOLDER PROPOSALS

   Proposals of stockholders to be presented at the next Annual Meeting of Stockholders must be received by the Secretary of the Company by December 16, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matter described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                               STAGE STORES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1998
  THIS PROXY IS SOLICITED ON BEHALF OF STAGE STORES, INC.'S BOARD OF DIRECTORS

P               The undersigned hreby appoints Carl E. Tooker and James A.
        Marcum, and each of them, as proxies for the undersigned with full power
R of substitution to vote all shares of Stage Stores, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of
O Shareholders of Stage Stores, Inc., Houston, Texas on Thursday, May 14, 1998 at 10:00 A.M., or at any adjournment thereof, upon the matters set
x forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the
Y       meeting or any adjournment thereof.

                PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

                            COMMENTS/ADDRESS CHANGE:
                Please mark comments/address box on reverse side
                 (Continued and to be signed on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2       Please      [X]
                                                                 mark your
                                                                 vote as
                                                                 indicated
                                                                 in this
                                                                 example

                                                               WITHHELD
                                                     FOR       FOR ALL
ITEM 1 - ELECTION OF DIRECTORS                       [ ]         [ ]

Carl Tooker, Jack Bush, Harold Compton,
Robert Huth, Richard Jolosky,
James Marcum, David Thomas, John Wiesner

WITHHELD FOR (Write the nominee's name
              in the space provided)

_____________________________________________

                                                     FOR     AGAINST    ABSTAIN
ITEM 2 - Ratification of the appointment of          [ ]       [ ]        [ ]
Price Waterhouse LLP as the company's auditors for 1998.

ITEM 3 - To transact such other business as may properly come before the meeting.


I PLAN TO ATTEND THE MEETING                         [ ]

COMMENTS/ADDRESS CHANGE                              [ ]
PLEASE MARK THIS BOX IF YOU HAVE WRITTEN
COMMENTS/ADDRESS CHANGE ON THE REVERSE SIDE

RECEIPT IS HEREBY ACKNOWLEDGED OF THE STAGE          [ ]
STORES, INC. NOTICE OF MEETING AND PROXY
STATEMENT

Signature__________________________

Signature__________________________          Date___________

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.